Exhibit 99

Company Contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com www.orasure.com

OraSure Announces Second Quarter Financial Results

BETHLEHEM, PA – August 8, 2006 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced revenues of $17.6 million for the quarter ended June 30, 2006, representing a slight increase over the $17.4 million in revenues recorded for the comparable period in 2005.

The Company’s net income was $1.2 million, or $0.03 per share on a basic and fully-diluted basis, for the second quarter of 2006, which includes $953,000 of stock option expense and a $991,000 provision for income taxes. Excluding these two charges, net income for the second quarter of 2006 would have been $3.2 million, or $0.07 per share on a fully-diluted basis. These results compare to net income of $1.4 million, or $0.03 per share on a fully-diluted basis, during the second quarter of 2005, which excluded costs related to stock options and a provision for income taxes.

For the six months ended June 30, 2006, the Company had revenues of $32.8 million, a slight decrease when compared to revenues of $33.3 million for the six months ended June 30, 2005. The Company recorded net income of $2.1 million, or $0.04 per share on a fully-diluted basis, for the six months ended June 30, 2006, which includes $1.8 million of stock option expense and a $1.8 million provision for income taxes. Excluding these two charges, net income for the six months ended June 30, 2006 would have been $5.7 million, or $0.12 per share on a fully-diluted basis. These results compare to net income of $3.0 million, or $0.07 per share on a fully-diluted basis, during the six months ended June 30, 2005, which excluded costs related to stock options and a provision for income taxes.

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“We are certainly very pleased with the Company’s financial results for the second quarter,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Our second quarter results exceeded our expectations largely because of increased sales of our substance abuse testing and professional cryosurgical products and the continued strong performance of our infectious disease testing business.”

Gross margin in the second quarter of 2006 was 63% compared to 54% in the second quarter of 2005. In the second quarter of 2005, gross margin was negatively affected by a $1.5 million charge associated with the Company’s UPlink® assets.

Operating expenses for the second quarter of 2006 increased to $9.7 million from $8.5 million in the comparable period in 2005. This increase was primarily attributable to stock option expense and a $600,000 charge for acquired in-process technology. Operating expenses for the six months ended June 30, 2006 were $18.4 million, compared to $16.7 million for the comparable period in 2005.

Cash, cash equivalents and short-term investments totaled $84.6 million and working capital was $96.8 million at June 30, 2006, compared to $77.6 million and $90.7 million, respectively, at December 31, 2005.

Cash flow from operations was $5.6 million for the second quarter of 2006, up from the $4.3 million reported for the second quarter of 2005. Cash flow from operations for the six months ended June 30, 2006 was $8.2 million, compared to $4.8 million for the comparable period in 2005.

Condensed Financial Data

(In thousands, except per-share data and percentages)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Results of Operations
Revenues	$17,564	$17,430	$32,782	$33,258
Cost of products sold	6,532	7,970	12,151	14,340

Gross profit	11,032	9,460	20,631	18,918
Operating expenses:
Research and development	1,748	1,254	3,397	2,453
Acquired in-process technology	600	—	600	—
Sales and marketing	4,238	4,456	8,345	8,324
General and administrative	3,143	2,788	6,100	5,964

Total operating expenses	9,729	8,498	18,442	16,741

Operating income	1,303	962	2,189	2,177
Other income, net	896	481	1,687	827
Income tax provision	991	—	1,768	—

Net income	$1,208	$1,443	$2,108	$3,004

Earnings per share
Basic	$0.03	$0.03	$0.05	$0.07

Diluted	$0.03	$0.03	$0.04	$0.07

Shares used in computing earnings per share:
Basic	45,902	44,784	45,871	44,715

Diluted	47,822	45,872	47,944	45,434

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Reconciliation of Non-GAAP Financial Measures
Net income – before charges	$3,152	$1,443	$5,648	$3,004
Stock option expense	953	—	1,772	—
Income tax provision	991	—	1,768	—

Net income – GAAP basis	$1,208	$1,443	$2,108	$3,004

Diluted earnings per share – before charges	$0.07	$0.03	$0.12	$0.07
Stock option expense	0.02	—	0.04	—
Income tax provision	0.02	—	0.04	—

Diluted earnings per share – GAAP basis	$0.03	$0.03	$0.04	$0.07

	Three months ended June 30,
	Dollars		% Change	Percentage of Total Revenues
	2006	2005		2006	2005
Market Revenues
Infectious disease testing	$7,560	$7,509	1%	43%	43%
Substance abuse testing	4,039	3,540	14	23	20
Cryosurgical systems	4,580	4,281	7	26	25
Insurance risk assessment	1,308	1,974	(34)	8	11

Product revenues	17,487	17,304	1	100	99
Licensing and product development	77	126	(39)	—	1

Total revenues	$17,564	$17,430	1%	100%	100%

	Six months ended June 30,
	Dollars		% Change	Percentage of Total Revenues
	2006	2005		2006	2005
Market Revenues
Infectious disease testing	$13,702	$12,635	8%	42%	38%
Substance abuse testing	7,481	6,465	16	23	19
Cryosurgical systems	9,038	9,859	(8)	27	30
Insurance risk assessment	2,394	4,089	(41)	7	12

Product revenues	32,615	33,048	(1)	99	99
Licensing and product development	167	210	(21)	1	1

Total revenues	$32,782	$33,258	(1)%	100%	100%

	June 30, 2006	December 31, 2005
Balance Sheets
Assets
Cash, cash equivalents and short-term investments	$84,577	$77,620
Accounts receivable, net	10,043	11,602
Inventories	5,060	4,128
Current portion of deferred income taxes	6,454	6,504
Other current assets	1,525	1,553
Property and equipment, net	16,134	5,815
Deferred income taxes	18,743	20,205
Other non-current assets	2,980	3,320

Total assets	$145,516	$130,747

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$676	$456
Accounts payable	2,622	2,547
Accrued expenses	7,569	7,734
Long-term debt, less current portion	10,325	884
Other liabilities	629	207
Stockholders’ equity	123,695	118,919

Total liabilities and stockholders’ equity	$145,516	$130,747

Non-GAAP Financial Measures

Net income - before charges and diluted earnings per share—before charges, each exclude the impact of stock option expensing and income tax provisions. These financial measures should not be considered an alternative to net income or diluted earnings per share, respectively, which are indicators of operating performance determined in accordance with GAAP. OraSure Technologies believes that net income - before charges and diluted earnings per share—before charges, although non-GAAP financial measures, are also useful and meaningful to investors because they provide investors with the Company’s underlying earnings performance as another criterion in making their investment decisions. OraSure’s management also uses these calculations in measuring certain corporate performance goals. Other companies may use different measures to present financial information.

Conference Call

The Company will host a conference call and audio webcast today to discuss the Company’s second quarter 2006 financial results and to provide an update on major business objectives, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International), or go to OraSure Technologies’ Web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 11, 2006, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #3140107.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other new products or technology; changes in market acceptance based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for our products; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing and cost of obtaining, necessary regulatory approval for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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